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                               DISTRIBUTION AGREEMENT

    This agreement ("Agreement") is made as of this 6th day of June, 1997, by and between Global One Distribution and Merchandising, Inc., a Delaware corporation ("Global One"), and 2d Interactive, Inc., a Delaware corporation ("2d").

                                 BACKGROUND RECITALS

    WHEREAS, Global One, through one of its subsidiaries, OSP Publishing, Inc., is one of the nations leading publishers and distributors of posters;

    WHEREAS, 2d is a media company that has developed an electronic merchandising kiosk ("PosterCruiser") to be used in connection with the display and sale of posters that contain advertising images, and other media programs;

    WHEREAS, 2d and Global one believe that it is in their mutual interest to develop certain exclusive business relationships with respect to 2d's media programs, subject to the terms and conditions of this Distribution Agreement;

    WHEREAS, simultaneous with the execution of this Distribution Agreement, 2d and Global One have entered into a Stock Purchase and Sale Agreement for the exchange of certain shares of common stock and for the additional sale of common stock subject to the performance of this Agreement;

    NOW THEREFORE, in consideration of the premises and the mutual agreements and understandings herein set forth:

                              1. EXCLUSIVE RELATIONSHIPS

                            (a) EXCLUSIVE PLACEMENT AGENT

    2d hereby appoints, and Global One hereby accepts the right and responsibility of being 2d's exclusive placement agent for (i) the placement of 2d's existing PosterCruisers, as more fully described on a schedule to this Agreement, and (ii) the sale of 2d's merchandise based products in accordance with the terms and conditions of this Distribution Agreement. Merchandise based products shall include all tangible products currently made or developed by Global One or its subsidiaries or which may be developed or produced by Global One or its suppliers as a reasonable extension of its existing product line, and that can be sold on a wholesales basis to retailers by Global One. The terms of this exclusive relationship shall not apply to media

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opportunities available to 2d which are outside of Global One's accounts and do not incorporate poster products or other merchandise based products.

                              (b)  EXCLUSIVE MEDIA AGENT

    Global One hereby appoints, and 2d hereby accepts the right to be Global One's exclusive placement agent for the sale and placement of any media programs and advertising in Global One's accounts. Global One's accounts shall include Targeted and Non-Targeted Accounts, and any other accounts Global One, or its subsidiaries or affiliates, distributes it's products. 2d agrees to use its best efforts to sell and place media advertising in Global One's accounts. The placement of media advertising may include the placement of advertising on 2d's PosterCruisers, as well as any other media programs, including, but not limited to, point-of-sale advertising, in-store promotions, image based advertising, and product displays.


                       2. PLACEMENT OBLIGATIONS AND GUIDELINES

    Global One agrees to use its best efforts to provide for the placement and retention of 2d's PosterCruisers in certain of Global One's accounts as selected by 2d and in such other locations as may be selected by 2d and accepted by Global One, in accordance with this Distribution Agreement.

                   (a)  INITIAL POSTERCRUISER PLACEMENT OBLIGATIONS

    Global One agrees to place and maintain during the term of this Distribution Agreement, 1,000 PosterCruisers in certain targeted Global One accounts (the "Targeted Accounts") as set forth on Exhibit A, attached hereto and made a part hereof. The initial 1,000 PosterCruisers shall be placed on or before July 1, 1998, or such later date as may be extended in accordance with paragraph 2(e) of this Distribution Agreement. Global One shall arrange and secure the relocation of PosterCruisers with Targeted Accounts as may be necessary in order to maintain 1,000 PosterCruisers at all times during the term of this Agreement. 2d and Global One may at any time, by written agreement signed by both parties, add Targeted Accounts to the list set forth on Exhibit A.

                  (b) ADDITIONAL POSTERCRUISER PLACEMENT OBLIGATIONS

    From and after the placement of the initial 1,000 PosterCruisers, Global One agrees to place and maintain additional PosterCruisers in Targeted Accounts in

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accordance with the Distribution Schedule attached hereto and made a part hereof. In the event that 2d intends to place a PosterCruiser in a new account outside the Global One accounts, 2d shall give Global One an opportunity to accept such account as a Global One account. Upon acceptance of such an account, it shall become subject to the terms and conditions of this Distribution Agreement as a Global One Account.

                        (c) POSTERCRUISER PLACEMENT GUIDELINES

    Global One agrees to adhere to the following Placement Guidelines in securing, placing and maintaining, PosterCruisers in all Global One distribution locations:

    (i) Global One shall arrange and secure Retail Placement Agreements with all Targeted Accounts substantially in accordance with the terms and conditions of the attached Retail Placement Agreement. Global One acknowledges that the Retail Placement Agreement will require the placement of PosterCruisers in desirable high traffic locations. Global One also acknowledges that the Retail Placement Agreements will provide for exclusivity arrangements with retailers with respect to the sale and display of electronic advertising images and posters.

    (ii) Although Global One cannot guarantee which Targeted or Non-Targeted accounts will accept and receive 2d's Products or PosterCruisers, Global One agrees to secure the total number of placement obligations set forth herein.

    (iii) Global One and 2d agree to work together to determine (1) which Targeted or Non-Targeted Accounts will be approached, (2) the manner in which each account will be approached, and (3) when the placements of the 2d's Products or PosterCruisers will occur.

    (iv) 2d shall have the final approval with respect to which accounts receive 2d's Products or PosterCruisers. 2d may reject Targeted Accounts based on a good faith determination by 2d that the accounts fail to meet any of the following placement criteria: (1) the location must have a significant proportion of customers between 18-24 years of age; (2) total foot traffic at the location must be above industry average for comparable size stores in competing industries; (3) the location must be predominantly selling either books, music, movie videos, posters, or sporting goods; (4) the location and/or national chain must be financially sound; and (5) the specific location of the PosterCruiser within a store must be acceptable to 2d.

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                       (d) JOINT PROMOTION OBLIGATIONS

    (i) 2d agrees to attend a mutually acceptable number of conventions and/or tradeshows of Global One for the purpose of promoting the use and display of 2d's products and PosterCruisers to Global One distribution accounts. 2d shall not be responsible for paying any costs associated with such trade shows, other than its reasonable travel and lodging expenses to and from such conventions and trade shows including technical representation. A breach of this provision shall not be a material breach of this Agreement. Provided however, 2d shall be responsible for the cost of providing all of its advertising material and literature, and the costs of installing, maintaining, and providing technical assistence for the PosterCruisers at agreed upon convention or joint promotion locations.

    (ii) 2d agrees to provide, subject to its financial resources and availability, a reasonable amount of advertising literature and material for Global One's use and distribution for the promotion of 2d's products and PosterCruisers. All 2d Products will contain the 2d brand name and such other identification information as 2d may reasonably determine.

                       (e)  POSTERCRUISER FINANCING CONTINGENCY

    Global One's obligations to place the PosterCruisers and meet the distribution schedules set forth herein, shall be subject to 2d's ability and willingness to finance and provide available PosterCruisers. The distribution dates and obligations set forth herein shall be extended by any periods associated with 2d's failure to timely provide PosterCruisers once Targeted or Non-Targeted Accounts have been selected for distribution and placement. Global One's obligation to place and maintain PosterCruisers pursuant to this Agreement is further subject to 2d willingness to continue to develop and expand its PosterCruiser program in accordance with its business plans and objectives. In the event that 2d determines that the expansion of the PosterCruiser program in such Global One locations is not in the bests interests of 2d, then Global One's obligations to place PosterCruiser shall thereafter cease.

                           (f) RELOCATION OF POSTERCRUISERS

    2d shall have the right to relocate any non-performing PosterCruisers to other locations within or outside the Global One accounts upon 60 days advance notice to Global One. Non-performing shall mean PosterCruisers that fail to meet the performance guidelines developed by 2d and the applicable retailer from time to time. In the event 2d causes the relocation of a PosterCruiser, it shall pay all applicable

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technical relocation fees and costs.  During the term of this agreement
Global One shall have the right to cause 2d to relocate the PosterCruisers to other Global One distribution locations upon 60 days advance notice to 2d. Global One agrees to assume relocation costs for each PosterCruiser relocation, provided all technical aspects of the relocation shall be managed by 2d. In the event that a creditor of 2d causes the removal of a PosterCruiser, 2d agrees to indemnify and hold Global One harmless from any and all costs and expenses associated with the removal of such PosterCruiser.

                         (g)  NON-POSTERCRUISER MEDIA PROGRAM

    Throughout the term of this Agreement, Global One agrees to provide for the placement of 2d's advertising posters, signs, and other products, (collectively "2d's Products") as determined by 2d in certain Targeted and Non-Targeted Accounts, as set forth on Exhibit B, attached hereto and made a part hereof. 2d will work with Global One to determine which Targeted and Non-Targeted accounts will receive 2d's Products and Global One will use its best efforts to arrange for the placement of 2d's Products in such Targeted and Non-Targeted accounts. 2d and Global One may at any time, by written agreement signed by both parties, add Targeted and Non-Targeted Accounts to the list set forth on Exhibits A and B. In addition, Global One agrees to the following specific media programs for Targeted and Non-Targeted Accounts:

    (i) During the term of this Agreement, Global One shall provide 2d with the opportunity to place 2d posters in a minimum of 4 wing rack slots at up to 5,000 Global One Targeted Accounts and a minimum of 6 wing rack slots at up to 10,000 Non-Targeted Accounts with guaranteed placement in at least 2 wing rack slots at both Targeted and Non-Targeted Accounts.

    (ii) Global One agrees to provide 2d with the opportunity to place 2d advertising images on between 2 and 4 marquee signs at up to 5,000 Targeted Accounts and 2 marquee signs at up to 10,000 Non-Targeted Accounts.

    (iii) Global One agrees to allow 2d to develop and place other media programs at Targeted or Non-Targeted Account, subject to the approval of such accounts.

                           (h) 2d'S PERFORMANCE OBLIGATIONS

    Global One's placement obligations shall be subject to 2d's obligation to timely, deliver, install, and maintain in good operating condition the PosterCruisers in the selected locations. 2d represents that the PosterCruisers will be fit for their intended purposes and tasks. 2d further represents that the design and configuration of its

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PosterCruiser does not violate any copyright, trademark or patent, or other intellectual property right of any other person, firm, or entity. In the event that 2d does not diligently fulfill its obligations pursuant to this paragraph, then Global One's obligation to provide for the placement of such PosterCruisers shall be suspended until such time as 2d can consistently fulfill such obligations and provide adequate assurances that it can continue to fulfill such obligations.

                                  3.  POSTER PROGRAM

                           (a)  POSTER PROGRAM MAINTENANCE

    In consideration of receiving the poster revenues set forth in subparagraph (b) below, Global One agrees to manage all aspects of 2d's poster distribution program including the following primary obligations: (i) maintain a flexible inventory program that encourages each PosterCruiser to be fully stocked with 2d's products at all times; (ii) ensure an initial stocking order of 432 posters for each PosterCruiser location or such other number as may be required to fill all distribution slots in each PosterCruiser; (iii) use its best efforts to keep the PosterCruisers fully stocked with posters from each SKU; (iv) maintain minimum inventory levels of 3 posters per SKU; (v) supply all posters to accounts at its traditional and standard listed wholesale prices, subject to annual price adjustments; (vi) provide a contact person who can supply 2d with bi-monthly inventory counts to assure that the PosterCruisers are fully stocked and maintained; (vii) recall and replace from its accounts all expired poster images, as hereafter defined, with new posters as designated by 2d; (viii) display and stock posters in PosterCruisers for which 2d has a designated advertising contract or as 2d may otherwise direct; (ix) provide a 100% poster return policy to all retail accounts; and (x) manage all printing, fulfillment, returns, and billings aspects of the poster program. An expired poster shall mean a poster for which an advertising agreement period has expired with 2d. 2d projects that it will rotate images on a quarterly or more frequent basis.

                           (b) POSTER REVENUES & ROYALTIES

   In consideration of Global One maintaining 2d's poster program, 2d hereby grants to Global One the right to receive all revenues from the sale of posters to Global One distribution accounts (Targeted and Non-Targeted). Provided, Global One agrees to pay 2d a royalty of six and one half percent (6.5%) of the net sales of all of 2d's Products being distributed and sold to Global One accounts. Net sales shall be defined as all revenue received from the sale of 2d's Products by Global One or its affiliates, less customary trade discounts and product returns. Royalty payments will be made to

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2d on a quarterly basis by the last day of the month following the end of each quarter for which royalties are due. Global One shall provide detailed sales reports in connection with each royalty payment which shall include, but not be limited to, the quantities of each 2d Product sold for each Global One account. 2d reserves the right to offset total royalties due 2d from the total Media Fee due Global One in accordance with paragraph 4 below. All sales of 2d's Products shall be made directly to Global One retail accounts and not through any intermediary, affiliate or other distributor.

         (c) POSTER PRINTING, PUBLISHING SCHEDULE & CUSTOMER SERVICE

    2d agrees to give Global One 6 weeks advance notice of which posters need to be printed prior to the intended distribution date along with the intended distribution sites. Global One agrees to secure any and all necessary retailer approval of the distribution of the intended posters prior to printing. Global One agrees to provide 2d with a printing schedule to coordinate poster printing. The cost of all printing and production charges for all posters and related 2d Products shall be paid by Global One. All customer service calls related to 2d's Products produced by Global One shall be handled by Global One, unless otherwise directed by 2d. Global One shall submit to 2d final proofs and production samples of each 2d Product to be produced by Global One, for 2d's final written approval prior to printing.
2d reserves the right to reject any 2d Products produced by Global One that do not conform to the final proofs or production samples, or products for which no approval was obtained.

                             (d)  BOOKS AND RECORDS

    Global One shall keep true and complete books and records pertaining to the manufacture and sale of the 2d Products pursuant to this Distribution Agreement. 2d shall have the right to inspect and audit Global One's books and records by mail or at Global One's office during normal business hours to determine and verify 2d Product sales figures and royalty payments. In the event that such audit reveals additional payments due 2d, Global One shall pay upon demand all such amounts due plus interest at a rate of twelve percent per annum from the date such amounts are determined due and owing. All such audits shall be at 2d's sole cost and expense, provided however, in the event that the amount due 2d as a result of such audit is equal to six percent (6%) or more of the amount initially paid, then Global One shall reimburse 2d for all reasonable costs of the audit including travel, meals, lodging, and time expenses at a rate of $100 per hour spent conducting the audit.

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                         (e) DISPLAY OF GLOBAL ONE POSTERS

    Global One shall have the right to display one or more Global One Posters (posters bearing images owned or licensed by Global One) in the 2d PosterCruiser as reasonably determined by Global One and 2d. The goal and priority of the product mix to be placed in the PosterCruisers, between 2d Products and Global One Products, will be to fill the PosterCruisers with the highest generating media revenue posters.

                                  4.  MEDIA REVENUE

    2d agrees to pay Global One a Media Fee for the placement of 2d's PosterCruisers, the placement of Non-PosterCruiser media programs, and for the sale of media advertising in each case through existing Global One displays. The Media Fee shall vary depending on the type of media program at each Global One account. The types of media programs for which Media Fees are payable will include (1) PosterCruiser media programs, (2) Non-PosterCruiser media programs such as in-store signage, and (3) Global One display rack media programs. The Media Fee payable to Global One shall be determined by multiplying the applicable Media Rates for each media program times the applicable Media Revenues generated by each program.

                                    (a) MEDIA RATE

    The Media Rate for the PosterCruiser media program shall be equal to up to eight percent (8%), depending on the amount given to retailers pursuant to the Retail Placement Agreement. Global One shall be required to offer up to four percent (4%) of the media rate to retailers as may be necessary to provide an incentive for the retailer to place the PosterCruisers. The rate given to retailers will be deducted from the rate paid to Global One pursuant to the PosterCruiser media program. The Media Rate for all Non-PosterCruiser media programs shall be equal to ten percent (10%). The Media Rate for Global One display wing racks shall be equal to fifty percent (50%).

                                  (b) MEDIA REVENUE

    Media Revenue related to each location for each type of media program is determined by allocating 2d's total media revenue from each advertiser to each type of media program and then to each location where the media program is being displayed. 2d will allocate media revenue received from advertisers to each of its media programs and locations in accordance with its established practices which will be consistently

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applied.  Media Revenue shall include any and all media programs and advertising placed by 2d in Global One accounts.

                                   (c) MEDIA FEES

    Media Fees will be paid to Global One quarterly on the last day of the month following the end of each calendar quarter during the term of this Distribution Agreement. Media Fees shall be based on the Media Revenue recognized during the quarter times the applicable Media Rate. In general, 2d's Media Revenue is recognized during the period in which the advertising is placed for display. 2d shall submit an accounting statement certified by 2d's Treasurer or other officer attesting to the timing and allocation of the Media Revenue, applicable Media Rate, and resulting Media Fees payable to Global One.

                                 (d)  RIGHT OF OFFSET

    In the event of a breach of any term of this Agreement by one party, the other party shall have the right to withhold all fees or royalties payable to the other during any period of breach and to offset the payment of such fees or royalties with any damages or lost profits caused to the non-breaching party as a result of such breach.

                                (e)  BOOKS AND RECORDS

    2d shall keep true and complete books and records pertaining to the all media revenue and media fees paid in connection with this Distribution Agreement. Global One shall have the right to inspect and audit 2d's books and records by mail or at 2d's office during normal business hours to determine and verify the media revenue and media fees paid pursuant to this Distribution Agreement. In the event that such audit reveals additional payments due Global One, 2d shall pay upon demand all such amounts due plus interest at a rate of twelve percent per annum from the date such amounts are determined due and owing. All such audits shall be at Global One's sole cost and expense, provided however, in the event that the amount due Global One as a result of such audit is equal to six percent (6%) or more of the amount initially paid, then 2d shall reimburse Global One for all reasonable costs of the audit including travel, meals, lodging, and time expenses at a rate of $100 per hour spent conducting the audit..

                                5.  TERM OF AGREEMENT.

    The initial term of this Agreement shall be for a period of Ten (10) Years from the date of this Agreement. Prior to or upon expiration of this Agreement, Global One

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and 2d agree to meet to review the performance of the program during the initial term. Upon mutual agreement of the parties, this agreement may be extended for one or more successive periods.

 6.  MAINTENANCE AND OWNERSHIP OF POSTERCRUISERS & INTELLECTUAL PROPERTY RIGHTS

                                   (a)  MAINTENANCE

    2d will provide installation service and complete technical maintenance and servicing of the PosterCruisers, including regular polling of PosterCruisers to insure that software is functioning properly. 2d agrees to provide Global One distribution sites with relevant program instructions and PosterCruiser operation instructions. Global One agrees to cause its accounts to provide access to one dedicated telephone line. 2d agrees to pay regular installation and monthly telephone charges for such line. Should any hardware problems occur, 2d will provide on-line or on-site technical service to ensure proper functioning of each PosterCruiser. 2d will install all PosterCruisers at no cost to Global One.

                           (b) OWNERSHIP OF POSTERCRUISERS

    Ownership of the PosterCruisers and all digital or electronic images will remain with 2d at all times. In the event that a Global One distribution location prematurely terminates or breaches its retail placement agreement, Global One agrees to pay the costs of relocating the PosterCruiser to another Global One account.

               (c) TRADEMARKS, PATENTS, & INTELLECTUAL PROPERTY RIGHTS

    Nothing contained herein shall convey any right, title or interest of any 2d patents, trademarks, copyrights or other intellectual property rights to Global One. All products, programs, designs, materials, and concepts, that may be patented, copyrighted, trademarked or otherwise protected, which are developed by 2d, with or without the participation of Global One, before, during, or after the term of this Distribution Agreement related to the distribution and sale of media advertising and/or merchandising of 2d's Products, including the PosterCruiser, shall be or become the property of 2d.

                          (d) RIGHTS OF LICENSED PROPERTIES

    Global One shall use its best efforts to secure the electronic media rights to display all of Global One's images which may be placed on 2d's PosterCruisers or

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Products.  Global One agrees to defend and hold 2d harmless from an against
Global One's failure to secure the necessary rights to display images on the PosterCruiser or 2d's Products.

                               7. ADDITIONAL COVENANTS

                          (a) LANDLORD'S WAIVER AND CONSENT

    Global One shall obtain the consent and waiver of lien, on a form acceptable to 2d, of each Landlord or Financial Institution of a retail account that maintains a prior lien on the property located in or about the retail premises, prior to the placement of each PosterCruiser. The purpose of the waiver and consent shall be to prevent a landlord or financial institution of a retail establishment from maintaining possessory rights to the PosterCruisers being placed in each retail account. 2d agrees to provide or execute any and all necessary indemnifications required by retailers with respect to loss or damage resulting from the installation or removal of the PosterCruisers.

                                 (b) NON-COMPETITION

    During the term of this Agreement and for a period of three years from the termination hereof for any reason, Global One agrees not to (i) directly or indirectly engage in any business, whether as a proprietor, parent or subsidiary, partner, joint venturer, employer, agent, consultant, or beneficial or record owner of the capital stock of any corporation or association, which is engaged in the activities in competition with the business of media advertising or merchandising kiosks conducted by 2d or any subsidiary of 2d, or (ii) disclose or appropriate to its own use or the use of any other person or entity any trade secret or confidential information of or confidential knowledge pertaining in any way to the business of 2d or any subsidiary of 2d. Provided however, nothing contained herein shall prevent Global One, or its subsidiaries and affiliates, from carrying on its existing lines of business. Global One represents and warrants that it is currently not developing or competing in the media advertising or electronic merchandising kiosks businesses.

                               (c) BREACH OF AGREEMENT

    The failure of either party to carry out and adhere to the obligations and covenants set forth herein shall be considered a material breach of this Agreement, provided however, either party shall have a right to cure any material breach of this Agreement within 30 days of notice by the non-breaching party of such breach. In addition, the bankruptcy, whether voluntary or involuntary, or admitted insolvency of either party shall be considered a material breach of this Agreement. In the event of a

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breach of this Agreement the non-breaching party shall have the cumulative rights to terminate this Agreement, pursue the breaching party for all amounts due and owing pursuant to this Agreement, seek specific performance by injunction or otherwise, exercise any right of offset set forth herein, and/or exercise any remedy provided in the Stock Sales Agreement with respect to a breach of the Distribution Agreement. Such rights shall be cumulative and may be exercised by the non-breaching party in any manner deemed sufficient to compensate the non-breaching party for the loss, damage, or harm proximately caused by the breaching party. The prevailing party in any action brought to enforce the terms and conditions of this Distribution Agreement shall be entitled to attorneys fees, costs, and all expenses related to the enforcement of its remedies provided for herein.

                    (d) NON-SOLICITATION OF EMPLOYEES/CONTRACTORS

    Each party to this Agreement agrees that it will not, without the prior written consent of the other, directly or indirectly solicit for employment or offer any position of employment or retain as an independent contractor, any employee or contractor of the other during the term of this Agreement and for a period of one year thereafter

                        (e)  MEETING WITH GLOBAL ONE ACCOUNTS

    Throughout the term of this Distribution Agreement, 2d shall have the right to meet and work directly with Global One accounts to better achieve the objectives of this Distribution Agreement.

                                8. MISCELLANEOUS TERMS

                              a) ARBITRATION OF DISPUTES

    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association in the State of Delaware. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                              b) RELATIONSHIP OF PARTIES

    Nothing herein contained shall be construed to place the parties hereto in the relationship of partners or joint ventures, and neither party shall have the authority to bind the other for any legal obligation.

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                                c) COMPLETE AGREEMENT

    This Agreement supersedes all prior contracts and understandings between the parties and may not be modified, changed or altered by any premise or statement by whomsoever made and may only be modified by further written agreement signed by all parties hereto.

                          d) SEVERABILITY AND GOVERNING LAW

    Each of the provisions of this Agreement shall be enforceable independently of any other provision of this Agreement and independent of any other claim or cause of action. In the event of any dispute arising under this Agreement, it is agreed between the parties that the law of the State of Delaware will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof.

                                 e) WAIVER OF BREACH

    The failure of either party at any time to require the performance of the other of any of the provisions herein shall in no way effect the respective rights of either party to enforce the same nor shall the waiver by either party of any breach of any provisions hereunder be construed to be a waiver of any succeeding breach or as a waiver or modification of the provisions of the Agreement itself.

                                   f) AUTHORIZATION

    The parties executing this agreement represent and warrant that they have the necessary authorization and authority to bind the party on behalf of which they are executing the agreement.

                                      g) NOTICES

    Each notice, request, approval, consent, or payment statement made pursuant to this Agreement shall be in writing and shall be considered effective and received on the day of deposit with the United States Postal system, postage pre-paid, to such party at such address(es) as set forth below (notices may also be made by facsimile provided a copy of the same is deposited in the United States Postal system on the same day):

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    If to 2d:           Mr. Dominic Ianno
                        2d Headquarters
                        186 South Street
                        Boston, MA  02111
                        Facsimile 617-574-7326

    with copy to:       Steven J. Thayer
                        Thayer & Associates, Ltd.
                        333 W. Wacker Drive, Suite 2020
                        Chicago, IL 60606
                        Facsimile 312-357-2551

    If to Global One:   George Vrabeck
                        5548 Lindbergh Lane
                        Belle, CA 90201
                        Facsimile 213-263-9258

    with copy to:       Daniel H. Wolff
                        Weissmann, Wolff, Bergman,
                        Coleman & Silverman, LLP
                        9665 Wilshire Boulevard, Suite 900
                        Beverly Hills, CA 90212-2345

                             (h)  MUTUAL INDEMNIFICATION

    In consideration of the mutual covenants, agreements, and undertakings set forth therein, each party (the "Indemnifying Party") hereto hereby agrees to indemnify and hold harmless the other party and its affiliates and the respective directors, officers, agents, representatives, advisors and employees and its affiliates and each other person, if any, controlling such other party or any of its affiliates (each an "Indemnified Person") from and against all losses, claims, damages, liabilities, actions, taxes and expenses incurred by any Indemnified Person (including fees and disbursements of counsel) which are related to or arise, directly or indirectly, out of or in connection with (i) any material breach of this Distribution Agreement, (ii) any failure to have the necessary intellectual property rights to produce its products, or (iii) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by the Indemnifying Party or any of its affiliates. The Indemnifying Party will reimburse any Indemnified Person for all expenses (including fees and disbursements of counsel) as they are incurred by such Indemnified Person in connection with investigating, preparing or defending any such action or claim,

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whether or not in connection with pending or threatened litigation in which such Indemnified Person is a party. The Indemnifying Party also agrees that no Indemnified Person shall have any liability to the Indemnifying Party or its affiliates for or in connection, except for such liability for losses, claims, damages, liabilities, actions, taxes or expenses incurred by the Indemnifying Party or its affiliates insofar as a court of competent jurisdiction has determined in a final and nonappealable order that such liability has resulted primarily from the gross negligence, recklessness, bad faith or willful misconduct of the Indemnified Person, and the Indemnifying Party agrees that it will not, and will procure that its affiliates will not, make any claim against any Indemnified Person in respect of any such liability. The Indemnifying Party further agrees that it will not, without the prior written consent of the Indemnified Person (such consent not to be unreasonably withheld), settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder.

    The parties hereto, intending this Agreement to be effective as of the day and year first set forth above, have caused this Agreement to be duly executed by the authorized representative set forth below.

    2D INTERACTIVE, INC.         GLOBAL ONE DISTRIBUTION &
                                 MARKETING, INC.
    By: /s/ Dominic Ianno        By: /s/ Joseph Angard
       ---------------------        -------------------------
    Dominic Ianno, President        Joseph Angard, CEO

    Attest:                       Attest:
           ------------------            --------------------

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                                   SCHEDULE I

Global One agrees to place and maintain PosterCruisers in accordance with the following schedule:

    1,000 PosterCruisers installed by July 1, 1998

    2,500 PosterCruisers installed by July 1, 1999

    5,000 PosterCruisers installed by July 1, 2000

    Maintain a minimum of 2,500 PosterCruisers at all times after April 1, 1999.

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                                   SCHEDULE II

POSTERCRUISERS shall be defined as electronic merchandising kiosks which display advertising and poster images on a computer touch screen driven by a central processing unit located in a frame which also serves as a display and rack for the merchandising of posters and other products.



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                                      EXHIBIT A
                                  TARGETED ACCOUNTS

Blockbuster Entertainment
Tower Records
Virgin Records
Hastings Books and Music
Musicland
Hollywood Video
TransWorld
Wherehouse Entertainment
HMV Music
Movie Gallery
National Record Mart
Movies Video
Lowes Movie Theaters
AMC Theaters

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                                      EXHIBIT B
                                Non-Targeted Accounts


K-Mart
Target
JC Penney
Sports Authority
Big 5



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